Exhibit 99.1

Apollo Group, Inc. News Release

UNIVERSITY OF PHOENIX ANNOUNCES COMPLETION OF PROGRAM REVIEW
Receives Final Program Review Determination Letter
in Which U.S. Department of Education Closes Review
PHOENIX, June 21, 2010 — Apollo Group, Inc. (NASDAQ:APOL) today announced that subsidiary University of Phoenix has received the Final Program Review Determination Letter associated with its February 2009 program review by the U.S. Department of Education (Department) and that the University has successfully completed the corrective actions and satisfied the obligations arising from the review.
“We are pleased to have successfully resolved the findings reported by the Department through a collaborative and productive process,” said Joseph L. D’Amico, president and chief operating officer of Apollo Group, Inc. “In so doing, we have adopted a series of processes and procedures to further strengthen our already rigorous internal controls and administrative capability.”
As required, Apollo has posted a Letter of Credit in the amount of approximately $125 million to comply with the Department’s standards of financial responsibility. The Department’s regulations require institutions to post a Letter of Credit where a program review report cites untimely return of unearned Title IV funds for more than 10 percent of the sampled students in a period covered by the review.
Of the six findings contained in the Final Program Review Determination Letter, three related to University of Phoenix’s procedures for determining student withdrawal dates and associated timing of the return of unearned Title IV funds, which averaged no more than six days outside the required timeframe in the affected sample files. Importantly, there were no findings that indicated incorrect amounts of Title IV funds had been returned. In the second quarter of fiscal year 2010, Apollo made payments totaling $660,000 to reimburse the Department for the cost of Title IV funds associated with these findings.

The remaining findings involved isolated clerical errors verifying student-supplied information and, as self-reported by University of Phoenix in 2008, the calculation of student financial need where students were eligible for tuition and fee waivers and discounts, and the use of Title IV funds for non-program purposes such as transcripts, applications and late fees.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, master and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of February 28, 2010).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
About University of Phoenix
University of Phoenix is constantly innovating to help students balance education and life in a rapidly changing world. Through flexible schedules, challenging courses and interactive learning, students achieve personal and career aspirations without putting their lives on hold. During the quarter ended February 28, 2010, 458,600 students were enrolled at University of Phoenix, the largest private university in North America. University of Phoenix serves a diverse student population, offering associate, bachelor’s, master’s, and doctoral degree programs from campuses and learning centers across the U.S. as well as online throughout the world.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu
# # #